Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Constellation Energy Partners
Reports Fourth Quarter and Full Year 2013 Results

•	CEP’s total production levels essentially unchanged year-on-year with oil production up 84% in 2013
•	Oil production provided 51% of CEP’s total revenue from sales in 2013
•	CEP’s 2014 forecast calls for capital spending between $20.0 million and $22.0 million, with drilling aimed at oil potential in the company’s asset base

HOUSTON--(BUSINESS WIRE)-- March 25, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today reported fourth quarter and full year 2013 results, which exclude results for the Robinson’s Bend Field assets divested by the company in a transaction that closed in Feb. 2013.

The company produced 387 MBOE during the fourth quarter 2013 for average net production of 4,201 BOE per day for the quarter, which was up 15% from the third quarter 2013.  For the full year 2013, the company produced 1,365 MBOE, which is essentially unchanged from full year 2012 production from continuing operations.  Net oil production for the fourth quarter 2013, which accounted for approximately 17% of the company’s total production during the quarter, was 730 barrels per day, which is up 6% from the third quarter 2013.  Net oil production for the full year 2013 was 606 barrels per day, which is an increase of approximately 84% compared to full year 2012 results from continuing operations.

Revenue totaled $11.5 million during the fourth quarter and $44.1 million for the full year 2013.  Included in total revenue for the full year 2013 is revenue from sales of $42.5 million, of which approximately 49% was from natural gas sales and 51% was from oil sales.  During 2012, approximately

57% of the company’s sales revenue from continuing operations was from natural gas sales and 43% was from oil sales.  The balance of the company’s full year 2013 total revenue came from hedge settlements ($15.8 million), services provided to third parties ($3.1 million), and losses on mark-to-market activities ($17.3 million), which is a non-cash item.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $44.31 per BOE in the fourth quarter 2013.  Adjusting for charges recorded in connection with the PostRock Litigation, operating costs averaged $23.51 per BOE in the fourth quarter 2013.  For the full year 2013, excluding employee severance charges in the first and second quarters of 2013 and charges recorded in connection with the PostRock Litigation in the fourth quarter of 2013, which are “non-recurring items,” operating costs averaged $24.69 per BOE, which is down 4% compared to operating costs for continuing operations in full year 2012.

Adjusted EBITDA for the fourth quarter 2013 was approximately $45,000.  For the full year 2013, Adjusted EBITDA was $17.5 million, down approximately 7% compared to full year 2012.  Adjusting for the non-recurring items noted above, Adjusted EBITDA for the full year 2013 was $26.4 million, which is a 41% improvement when compared to results from continuing operations for the full year 2012.

On a GAAP basis, the company recorded a net loss of $13.1 million for the fourth quarter 2013 and a net loss from continuing operations of $25.9 million for the full year 2013.

During the fourth quarter 2013 the company completed 20 net wells and recompletions using $3.1 million in cash flow from operations.  For the full year 2013, the company completed 79 net wells and recompletions with capital spending of $15.7 million.  The company finished 2013 with 6 net wells and recompletions in progress.  Drilling activities in 2013 focused on oil potential in the company’s existing asset base as well as capital efficient recompletions.

“Last year was a pivotal year for us,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners.  “In 2013, we deleveraged the balance sheet, amended our credit facility, increased oil production and reserves, and acquired assets along the Gulf Coast with an eye toward meaningful cost savings, business development, and growth opportunities for many years to come.  While our successful efforts were met with some new headwinds late in the year, we responded to these challenges head-on with the goal of positioning the company for future growth.  We believe 2014 provides us with excellent opportunities to enhance unitholder value, which is always our top priority.”

Reserve-Based Credit Facility

Borrowings outstanding under the company’s reserve-based credit facility currently total $50.7 million, leaving the company with $4.3 million in borrowing capacity at the company’s current borrowing base of $55.0 million.  The next borrowing base redetermination under the company’s reserve-based credit facility is scheduled to begin at the end of the first quarter 2014, with the result of that process expected in the second quarter 2014.

The company had $4.9 million in cash and cash equivalents as of Dec. 31, 2013.

Financial Outlook for 2013

The company forecasts capital spending of between $20.0 million and $22.0 million in 2014.  Of this amount, $23.0 million is maintenance capital.

Net production is forecast to range between 1,346 MBOE and 1,552 MBOE for 2014, with operating costs forecast to range between $33.3 million and $37.3 million for the year.

For 2014, the company has hedged approximately 6.4 Bcfe of its natural gas production at an effective NYMEX fixed price of $5.75 per Mcfe with Mid-Continent basis hedges on 4.4 Bcfe of this amount at an average differential of $0.39 per Mcfe. The company also has hedges in place on approximately 222 MBbl of its oil production at a fixed price of $94.70 per barrel.  The company’s 2014 hedges provide price certainty on approximately 77% of the company’s 2014 midpoint oil production forecast and 94% of the company’s 2014 midpoint natural gas production forecast.

Additional detail on the company’s 2014 forecast can be found in the tables included with this news release.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Wednesday, March 26, 2014 to discuss fourth quarter and full year 2013 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT).  The international phone number is (773) 799-3268.  The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 498-1470 or (203) 369-1790 (international).  A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page.  The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and gain (loss) on discontinued operations.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.  Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

2014 Forecast

Forecast Component		**2014 Forecast**
Total Capital Spending		\$20.0 MM – \$22.0 MM
Total Net Production		1,346 MBOE – 1,552 MBOE
Production Mix:	Oil	270,000 – 305,000 Bbls
	Liquids	26,000 – 30,000 Bbls
	Natural Gas	6.3 – 7.3 Bcf
Sales Revenue (Excludes Hedges)	Oil & Liquids / Natural Gas	55% / 45%
WTI Hedges	Oil	222 MBbl at \$94.70 per Bbl
NYMEX Hedges	Natural Gas	6.4 Bcfe at \$5.75 per Mcfe
Basis Only Hedges	Mid-Con Basis – Natural Gas	4.4 Bcfe at (\$0.39) per Mcfe
Hedges as a % of Oil Production(1)		77%
Hedges as a % of Natural Gas Production(1)		94%
Pricing Assumptions:	Oil Marketing/Basis (\$/Bbl)	\$0.75
	Natural Gas Liquids (% WTI)	45%
	Natural Gas Basis (\$/Mcf)	(\$0.26)
	Natural Gas Gathering (\$/Mcf)	(\$0.43)
Operating Costs:	LOE(2)	\$19.0 MM – \$21.0 MM
	Production Taxes	\$2.7 MM – \$3.3 MM
	G&A – Corporate and Field Level(2)	\$11.6 MM – \$13.0 MM
	Total	\$33.3 MM – \$37.3 MM
Margin from Third Party Sales/Services		\$1.4 MM – \$1.9 MM
Adjusted EBITDA(2)		\$26.7 MM – \$29.9 MM
Interest Expense		\$2.0 MM
Maintenance Capital		\$23.0 MM

(1) Calculated at the mid-point of the range of production provided in CEP’s 2014 Forecast.

(2) Excludes unit-based compensation program expenses, which is a non-cash item.

(3) We are unable to reconcile our forecast range of Adjusted EBITDA to GAAP net income (loss) or operating income (loss) because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses from mark-to-market activities and equity investments or asset impairments due to the difficulty of doing so, and we are unable to address the probable significance of the unavailable reconciliation, in significant part due to ranges in our forecast impacted by changes in oil and natural gas prices and reserves which affect certain reconciliation items.